FORM N-SAR
Exhibits 77Q1(e)

MAINSTAY VP FUND TRUST
811-03833
FOR PERIOD ENDED 12/31/11

MAINSTAY VP FUNDS TRUST

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of this 1st day of July, 2011 by and between New York Life Investment Management LLC, a Delaware limited liability company (“New York Life Investments”), MacKay Shields LLC, a Delaware limited liability company (“MacKay”) and Madison Square Investors LLC, a Delaware limited liability company, and is approved by MainStay VP Funds Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

W I T N E S S E T H   T H A T:
I.

WHEREAS, New York Life Investments and the Trust are parties to a Management Agreement (the “Management Agreement”) with respect to each of the Trust’s separate investment series (the “Portfolios”), including the MainStay VP International Equity Portfolio (the "Portfolio"); and

WHEREAS, New York Life Investments and MacKay are parties to a Subadvisory Agreement (the “MacKay Subadvisory Agreement”) with respect to certain of the Trust’s separate investment series, including the Portfolio; and

WHEREAS, as the result of a proposed reallocation of investment management services between MacKay and MSI with respect to the Portfolio, MacKay has informed the Trust that MacKay no longer intends to provide subadvisory services to the Portfolio under the MacKay Subadvisory Agreement and that MacKay wishes to assign all of its duties and obligations under the MacKay Subadvisory Agreement to MSI and have MSI assume the role of subadviser to the Portfolio; and

WHEREAS, MSI has indicated its willingness to accept such assignment and to assume MacKay’s duties and obligations under the MacKay Subadvisory Agreement between MSI and New York Life Investments; and

WHEREAS, MSI currently serves as a subadviser to certain other series in the Trust pursuant to a Subadvisory Agreement between New York Life Investments and MSI (the “MSI Subadvisory Agreement”) and MSI possesses the personnel, resources and expertise necessary in order to serve as a subadviser to the Fund; and

WHEREAS, certain employees of MacKay currently having responsibility for the investment management and oversight of the Portfolio will become employees of MSI in connection with the proposed assignment; and

WHEREAS, MacKay and MSI are deemed to be affiliates of one another for purposes of the 1940 Act due to the fact that they are under the common control of New York Life Investment Management Holdings LLC, and the assignment contemplated hereunder is being made in reliance upon Rule 2a-6 under the 1940 Act; and
WHEREAS, at a meeting of the Board of Trustees of the Trust held on June 29, 2011, the Portfolio was approved by action of the Board to be added to the MSI Subadvisory Agreement in connection with the assignment and assumption contemplated herein with respect to the Portfolio;

NOW, THEREFORE, the parties hereto, intending to be legally abound, agree as follows:

1.   ASSIGNMENT.  MacKay hereby assigns to MSI all of MacKay’s duties and obligations with respect to the provision of subadvisory services to the Portfolio under the MacKay Subadvisory Agreement.

2.   ASSUMPTION.  MSI, intending to be legally bound, hereby agrees to assume all of the duties and obligations of MacKay with respect to the provision of subadvisory services to the Portfolio as applicable to MacKay under the MacKay Subadvisory Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the Portfolio.

3.   REPRESENTATIONS OF MACKAY.  MacKay represents and warrants that: (i) all action required of MacKay to assign its duties and obligations under the MacKay Subadvisory Agreement with respect to the provision of subadvisory services to the Portfolio has been taken, and (ii) this Agreement creates a valid and binding agreement enforceable against MacKay in accordance with its terms.

4.   REPRESENTATIONS OF MSI.  MSI represents and warrants that: (i) MSI is registered as an investment adviser with the U. S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; (ii) MSI is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as a subadviser to the Portfolio; (iii) all action required of MSI to assume the duties and obligations being assigned to it hereunder has been taken, and (iv) this Agreement creates a valid and binding agreement enforceable against MSI in accordance with its terms.

5.  AGREEMENT AND CONSENT OF NEW YORK LIFE INVESTMENTS.  New York Life Investments agrees with all actions taken and to be taken under this Agreement and consents to any and all requisite amendments and modifications to the MacKay Subadvisory Agreement, the MSI Subadvisory Agreement, and the Management Agreement.

6.  GOVERNING LAW.  This Agreement shall be governed by and enforced in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF,  New York Life Investments, MacKay and MSI hereby execute this Agreement as of the day and year first above written.

New York Life Investment Management LLC

By:  /s/ Stephen P. Fisher______

Name:  Stephen P. Fisher

Title:  Senior Managing Director

MacKay Shields LLC

By: /s/ Lucille Protas___________

Name:  Lucille Protas

Title: Acting Chief Executive Officer

Madison Square Investors LLC

By:  /s/ Michael Maquet_______

Name:  Michael Maquet

Title:  Chief Executive Officer

Approved by:

MainStay VP Funds Trust

By:  /s/ Stephen P. Fisher_____

            Name:  Stephen P. Fisher

            Title:  President

MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, made as of the 1st day of July (the “Amendment”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Madison Square Investors LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, THE PARTIES HERETO HAVE ENTERED INTO A SUBADVISORY AGREEMENT DATED AS OF APRIL 29, 2011 (THE “AGREEMENT”);

WHEREAS, THE PARTIES HEREBY WISH TO AMEND THE AGREEMENT TO REFLECT THE ADDITION OF  MAINSTAY VP INTERNATIONAL EQUITY PORTFOLIO.

NOW, THEREFORE, the parties agree as follows:

Effective as of the close of business on July 1, 2011, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

 IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/ Kevin M. Bopp                                                                                               By: /s/ Stephen P. Fisher______
Name:              Kevin M. Bopp                                                                    Name:              Stephen P. Fisher
Title:              Vice President & Assistant                                                                                  Title:              Senior Managing Director
General Counsel

MADISON SQUARE INVESTORS LLC

Attest:              /s/ Nelida Bobe                                                       By: /s/ Michael Maquet
Name:              Nelida Bobe                                                                    Name:              Michael Maquet
Title:              2nd Vice President                                                                    Title:              Chief Executive Officer

SCHEDULE A

(As of July 1, 2011)

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO	ANNUAL RATE
Balanced Portfolio	0.375% up to $1 billion; and 0.350% in excess of $1 billion
Growth Equity Portfolio	0.305 % on assets up to $1 billion; and 0.250% on assets in excess of $1 billion
Common Stock Portfolio	0.275% up to $500 million; 0.2625% from $500 million to $1 billion; and 0.250% in excess of $1 billion
International Equity Portfolio*	0.445% on assets up to $500 million; 0.425% in excess of $500 million
Mid Cap Core Portfolio	0.425% up to $1 billion; and 0.400% in excess of $1 billion
S&P 500 Index Portfolio *	0.150% up to $1 billion; 0.1375% from $1 billion to $2 billion; 0.1325% from $2 billion to $3 billion; and 0.125% in excess of $3 billion

The portion of the fee based upon the average daily net assets of the respective Portfolio shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Portfolio.

Payment will be made to the Subadvisor on a monthly basis.

* For certain Portfolios listed above, the Manager has agreed to waive a portion of each Portfolio’s management fee or reimburse the expenses of the appropriate class of the Portfolio so that the class’ total ordinary operating expenses do not exceed certain amounts.  These waivers or reimbursements may be changed with Board approval.  To the extent the Manager has agreed to waive its management fee or reimburse expenses, Madison Square Investors LLC, as Subadvisor for these Portfolios, has voluntarily agreed to waive or reimburse its fee proportionately.